STRATEGIC STORAGE TRUST, INC. ENTERS NEW MARKET; ACQUIRES SELF STORAGE FACILITY FOR $11.6 MILLION IN AN ALL CASH TRANSACTION

     JERSEY CITY, N.J. –August 24, 2009–In an effort to expand its presence to the Northeast market, Strategic Storage Trust, Inc. (SSTI) today announced the purchase of the U Store It self storage property located at 69 Mallory Avenue in Jersey City, NJ. The publicly registered, non-traded REIT acquired this facility for $11.625 million in an all cash transaction.

     Constructed in 1985, the U Store It property offers approximately 1,090 units located on 2.2 acres and contains approximately 91,500 rentable square feet of self storage space. The facility is located approximately five miles west of downtown New York City.

     “We’re excited to take another step in further diversifying and expanding our self storage portfolio,” said H. Michael Schwartz, SSTI’s chairman and CEO. “This all cash transaction represents the expansion of the SSTI footprint into the largest MSA in the U.S. and diversifies our portfolio by adding a facility located in a populous Northeast urban market.”

     With its highly-developed network of roads, rail, air and seaport facilities, New Jersey is one of the best-connected regions in the country. This prime location, adjoined by New York City and Philadelphia, sits in the center of the East Coast corridor. New Jersey’s integrated commuter rail network carries more than 830,000 passengers each weekday, providing links to Amtrak, the Long Island railroad, NYC subways and Pennsylvania’s SEPTA system.

     “Although we are seeing some signs of revival in the credit markets, the ability to complete all cash transactions is providing us a clear advantage in our pursuit of acquisitions,” said Schwartz.

     Since the launch of the REIT a year and half ago, the portfolio has expanded to include 11 self storage facilities located in six states (Georgia, Mississippi, Florida, Virginia, New Jersey and Kentucky). Despite the current challenging economic market, SSTI continues to uncover quality acquisitions across the United States.

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes more than 5,780 self storage units and 725,670 rentable square feet of storage space. SSTI’s sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 5.5 million square feet of commercial properties, including 3.9 million square feet of self storage facilities, with a combined market value of over $608 million. The New Jersey property will be rebranded under Storage Advantage and will be added to the sponsor’s nationwide website: www.strategicselfstorage.com. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.